Exhibit 99.1

Customers. Shareholders. Co-workers. Community

July 26, 2017 08:45 ET

Royal Bancshares of Pennsylvania, Inc. Reports Second Quarter Profit Driven By Net Interest Margin Expansion and Continued Credit Quality Improvement

BALA CYNWYD, PA--(Marketwired - July 26, 2017) - Royal Bancshares of Pennsylvania, Inc. ("Company") (NASDAQ: RBPAA), parent company of Royal Bank America ("Royal Bank"), is pleased to report net income attributable to the Company of $3.0 million, or $0.10 per diluted share, for the three months ended June 30, 2017 compared to $2.0 million, or $0.06 per diluted share, for the three months ended June 30, 2016. Excluding expenses directly related to the merger with Bryn Mawr Bank Corporation of $162 thousand, net income attributable to the Company was $3.2 million, or $0.11 per diluted share, for the three months ended June 30, 2017.

Net income attributable to the Company for the six months ended June 30, 2017 was $4.8 million, or $0.16 per diluted share, compared to $4.2 million, or $0.12 per diluted share, for the six months ended June 30, 2016. Excluding expenses directly related to the merger with Bryn Mawr Bank Corporation of $405 thousand, net income attributable to the Company was $5.2 million, or $0.17 per diluted share, for the six months ended June 30, 2017.

Kevin Tylus, the Company's President and Chief Executive Officer, noted, "The continued improvement in the net interest margin contributed to our second quarter results. We also significantly reduced our non-performing assets by 28% during the most recent quarter and 34% during 2017. While we are in the midst of our merger planning activities with Bryn Mawr Bank Corporation, we remain equally focused on the daily operations of the bank and serving our customers."

The merger with Bryn Mawr Bank Corporation was approved by the Company's shareholders on May 24, 2017. The merger is subject to certain additional closing conditions, including receipt of applicable regulatory approvals.

Highlights for the three and six months ended June 30, 2017 included:

Balance Sheet Trends:

•	At June 30, 2017, total assets were $808.8 million and decreased $23.7 million, or 2.9%, from $832.5 million at December 31, 2016.

•	Total loans were $605.7 million at June 30, 2017, an increase of $3.7 million, or 0.6%, from $602.0 million at December 31, 2016.

•	Total deposits were $622.8 million at June 30, 2017, a decrease of $6.7 million, or 1.1%, from $629.5 million at December 31, 2016.

Asset Quality:

•	The ratio of non-performing loans to total loans improved significantly and was 0.73% at June 30, 2017 compared to 1.08% at March 31, 2017 and 1.00% at December 31, 2016.

•
Non-performing loans of $4.4 million at June 30, 2017 decreased $2.3 million, or 34.1%, from $6.7 million at March 31, 2017, and decreased $1.6 million, or 26.5%, from $6.0 million at December 31, 2016.

•	The ratio of non-performing assets to total assets continues to improve and was 0.78% at June 30, 2017 compared to 1.05% at March 31, 2017 and 1.15% at December 31, 2016.

•
Non-performing assets of $6.3 million at June 30, 2017 decreased $2.5 million, or 28.1%, from $8.8 million at March 31, 2017, and decreased $3.2 million, or 33.5% from $9.5 million at December 31, 2016. Other real estate owned ("OREO") has declined $1.6 million, or 45.4%, during the first six months of 2017 mostly due to sales of the properties.

•
For the three and six months ended June 30, 2017, the Company recorded a provision to the allowance for loan and lease losses of $57 thousand and $354 thousand, respectively, compared to $197 thousand and $409 thousand for the same periods in 2016, respectively. The 2017 provision was primarily attributable to the leasing subsidiary.

Income Statement and Other Highlights:

•
The return on average assets for the three and six months ended June 30, 2017 was 1.46% and 1.17%, respectively, compared to 1.02% and 1.06% for the three and six months ended June 30, 2016, respectively.

•
The return on average equity for the three and six months ended June 30, 2017 was 21.51% and 17.16%, respectively, compared to 11.55% and 11.77% for the three and six months ended June 30, 2016, respectively.

•
At June 30, 2017, the Company's Tier 1 leverage and Total Risk Based Capital ratios were 9.13% and 14.27%, respectively, compared to 8.49% and 13.30%, respectively, at December 31, 2016. The Common Equity Tier 1 ratio was 8.90% at June 30, 2017 compared to 7.99% at December 31, 2016.

•
Net interest income increased $1.1 million, or 16.9%, from $6.4 million for the three months ended June 30, 2016 to $7.5 million for the three months ended June 30, 2017. Net interest income increased $1.6 million, or 12.5%, from $12.9 million for the six months ended June 30, 2016 to $14.5 million for the six months ended June 30, 2017. The growth in net interest income was impacted by the growth in average interest-earning assets coupled with interest received from the redemption of a non-performing tax certificate and was partially offset by an increase in the average rate paid on average interest-bearing deposits and borrowings.

•
The net interest margin was 3.84% for the second quarter of 2017 compared to 3.41% for the comparable period in 2016. The net interest margin was 3.72% for the six months ended June 30, 2017 compared to 3.46% for the six months ended June 30, 2016. The increase in net interest margin was directly related to an increase in the yield on average interest-earning assets due to a change in the composition of such assets coupled with interest received from the redemption of a non-performing tax certificate.

•
Non-interest income for the second quarter of 2017 was $943 thousand and decreased $130 thousand from $1.1 million for the second quarter of 2016. Non-interest income for the six months ended June 30, 2017 was $1.5 million and decreased $826 thousand from $2.3 million for the six months ended June 30, 2016. The decrease in non-interest income was primarily related to net gains on the sales of investment securities which declined $459 thousand quarter versus quarter and $826 thousand year over year.

•
Non-interest expense was $5.2 million for the three months ended June 30, 2017 compared to $5.0 million for the same period in 2016 and increased $124 thousand. Contributing to the increase in non-interest expense for the second quarter of 2017 was $162 thousand in merger related expenses. Non-interest expense was $10.5 million for the six months ended June 30, 2017 compared to $10.3 million for the same period in 2016 and increased $279 thousand. Contributing to the increase in non-interest expense for the six months ended June 30, 2017 was $405 thousand in merger related expenses.

About Royal Bancshares of Pennsylvania, Inc.

Royal Bancshares of Pennsylvania, Inc., headquartered in Bala Cynwyd, Pennsylvania, is the parent company of Royal Bank America, which is headquartered in Narberth, Pennsylvania. Royal Bank serves growing small and middle market businesses, commercial real estate investors, consumers, and depositors principally in Montgomery, Delaware, Chester, Bucks, Philadelphia and Berks counties in Pennsylvania, central and southern New Jersey, and Delaware. Established in 1963, Royal Bank provides an array of financial products and services through a comprehensive suite of cash management services and twelve branches and two loan production offices. More information on Royal Bancshares of Pennsylvania, Inc., Royal Bank America, and its subsidiaries can be found at www.royalbankamerica.com.

Forward-Looking Statements

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report - Form 10-K for the year ended December 31, 2016.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONSOLIDATED INCOME STATEMENTS
(Unaudited, dollars in thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2017	2016	2017	2016
Interest income	$9,462	$8,181	$18,420	$16,395
Interest expense	1,962	1,764	3,903	3,487
Net Interest Income	7,500	6,417	14,517	12,908
Provision for loan and lease losses	57	197	354	409
Net interest income after provision for loan and lease losses	7,443	6,220	14,163	12,499
Non-interest income	943	1,073	1,454	2,280
Non-interest expense	5,170	5,046	10,546	10,267
Income before taxes	3,216	2,247	5,071	4,512
Income tax expense	52	60	52	60
Net Income	3,164	2,187	5,019	4,452
Less net income attributable to noncontrolling interest	157	153	200	229
Net Income Attributable to Royal Bancshares	$3,007	$2,034	$4,819	$4,223
Less Preferred stock Series A accumulated dividend and accretion	$-	$338	$-	$672
Net income to common shareholders	$3,007	$1,696	$4,819	$3,551
Income Per Common Share - Basic and Diluted	$0.10	$0.06	$0.16	$0.12

SELECTED
PERFORMANCE RATIOS

	For the three months ended June 30,		For the six months ended June 30,
	2017	2016	2017	2016
Return on Average Assets	1.46%	1.02%	1.17%	1.06%
Return on Average Equity	21.51%	11.55%	17.16%	11.77%
Average Equity to Average Assets	6.77%	8.82%	6.80%	9.05%
Book Value Per Share	$1.91	$1.91	$1.91	$1.91

Capital ratios (US GAAP):	At June 30, 2017	At December 31, 2016
Company Tier 1 Leverage	9.13%	8.49%
Company Total Risk Based Capital	14.27%	13.30%
Company Common Equity Tier 1	8.90%	7.99%

NON-GAAP MEASURES:
(Unaudited, dollars in thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2017	2016	2017	2016
Net income attributable to Royal Bancshares	$3,007	$2,034	$4,819	$4,223
Merger expenses	162	-	405	-
Net income attributable to Royal Bancshares (non-GAAP)	$3,169	$2,034	$5,224	$4,223
Less Preferred stock Series A accumulated dividend and accretion	$-	$338	$-	$672
Net income to common shareholders (non-GAAP)	$3,169	$1,696	$5,224	$3,551
Income per common share - basic and diluted (non-GAAP)	$0.11	$0.06	$0.17	$0.12

Return on Average Assets	1.53%	1.02%	1.27%	1.06%
Return on Average Equity	22.66%	11.55%	18.60%	11.77%

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

CONDENSED BALANCE SHEET

	At June 30, 2017	At December 31, 2016
Cash and cash equivalents	$31,711	$21,230
Investment securities, at fair value	135,935	169,854
Other investment, at cost	2,250	2,250
Federal Home Loan Bank stock	2,276	3,216
Loans and leases
Commercial real estate and multi-family	287,692	284,950
Construction and land development	84,910	83,369
Commercial and industrial	116,200	108,146
Residential real estate	56,363	56,899
Leases	56,258	61,838
Tax certificates	1,378	3,705
Consumer	2,892	3,102
Loans and leases	605,693	602,009
Allowance for loan and lease losses	(10,262)	(10,420)
Loans and leases, net	595,431	591,589
Company owned life insurance	20,909	20,781
Other real estate owned, net	1,932	3,536
Premises and equipment, net	4,873	5,398
Accrued interest receivable	3,277	3,968
Other assets	10,161	10,663
Total Assets	$808,755	$832,485

Deposits	$622,821	$629,546
Borrowings	81,000	104,000
Other liabilities	20,834	20,892
Subordinated debentures	25,774	25,774
Royal Bancshares shareholders' equity	57,669	51,648
Noncontrolling interest	657	625
Total Equity	58,326	52,273
Total Liabilities and Equity	$808,755	$832,485

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
NET INTEREST INCOME AND MARGIN
(Unaudited, in thousands, except percentages)

	For the three months ended June 30, 2017			For the three months ended June 30, 2016
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Cash and cash equivalents	$4,458	$17	1.53%	$15,183	$17	0.45%
Investment securities	163,192	956	2.35%	202,857	1,206	2.39%
Loans	616,446	8,489	5.52%	537,862	6,958	5.20%
Total interest-earning assets	784,096	9,462	4.84%	755,902	8,181	4.35%
Non-interest earning assets	44,042			47,463
Total average assets	$828,138			$803,365
Interest-bearing deposits
NOW and money markets	$201,292	$262	0.52%	$226,286	$204	0.36%
Savings	87,587	133	0.61%	72,752	128	0.71%
Certificates of deposit	245,296	774	1.27%	207,825	735	1.42%
Total interest-bearing deposits	534,175	1,169	0.88%	506,863	1,067	0.85%
Borrowings	116,653	793	2.73%	116,973	697	2.40%
Total interest-bearing liabilities	650,828	1,962	1.21%	623,836	1,764	1.14%
Non-interest bearing deposits	97,702			87,212
Other liabilities	23,524			21,468
Shareholders' equity	56,084			70,849
Total average liabilities and equity	$828,138			$803,365
Net interest income		$7,500			$6,417
Net interest margin			3.84%			3.41%

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
NET INTEREST INCOME AND MARGIN
(Unaudited, in thousands, except percentages)

	For the six months ended June 30, 2017			For the six months ended June 30, 2016
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Cash and cash equivalents	$4,962	$33	1.34%	$13,823	$33	0.48%
Investment securities	168,745	1,982	2.37%	210,267	2,540	2.43%
Loans	613,563	16,405	5.39%	525,399	13,822	5.29%
Total interest-earning assets	787,270	18,420	4.72%	749,489	16,395	4.40%
Non-interest earning assets	45,101			48,222
Total average assets	$832,371			$797,711
Interest-bearing deposits
NOW and money markets	$212,858	$497	0.47%	$227,228	$409	0.36%
Savings	85,283	255	0.60%	67,334	235	0.70%
Time deposits	240,152	1,534	1.29%	207,929	1,463	1.41%
Total interest-bearing deposits	538,293	2,286	0.86%	502,491	2,107	0.84%
Borrowings	125,979	1,617	2.59%	116,243	1,380	2.39%
Total interest-bearing liabilities	664,272	3,903	1.18%	618,734	3,487	1.13%
Non-interest bearing deposits	89,775			84,390
Other liabilities	21,689			22,413
Shareholders' equity	56,635			72,174
Total average liabilities and equity	$832,371			$797,711
Net interest income		$14,517			$12,908
Net interest margin			3.72%			3.46%

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
ASSET QUALITY TRENDS
(Unaudited, in thousands, except percentages)

	At June 30, 2017	At March 31, 2017	At December 31, 2016

Non-performing loans	$3,912	$4,756	$4,100
Non-performing loans held for sale	-	205	-
Non-performing tax certificates	502	1,734	1,907
Total nonperforming loans	4,414	6,695	6,007

Other real estate owned-loans	182	208	236
Other real estate owned-tax certificates	1,750	1,923	3,300
Total other real estate owned	1,932	2,131	3,536
Total nonperforming assets	$6,346	$8,826	$9,543

Ratio of non-performing loans to total loans	0.73%	1.08%	1.00%
Ratio of non-performing assets to total assets	0.78%	1.05%	1.15%
Ratio of allowance for loan and lease losses to total loans	1.69%	1.71%	1.73%
Ratio of allowance for loan and lease losses to non-performing loans	232.49%	157.70%	173.46%

Contact Information

Michael Thompson
Executive Vice President and Chief Financial Officer
mthompson@royalbankamerica.com